SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LEGATO SYSTEMS, INC.

(Exact Name of Registrant Specified in Its Charter)

Delaware	94-3077394

(State of Incorporation or Organization)	(IRS Employer Identification No.)

2350 West El Camino Real Mountain View, California	94040

(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:    ______________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED

Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

This form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A filed by Legato Systems, Inc., a Delaware corporation (the “Company”), on May 30, 1997. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Rights Agreement, dated May 23, 1997, between the Company and Harris Trust and Savings Bank (the “Rights Agent”), as amended on July 7, 2003.

Item 1.  Description of Registrant’s Securities to be Registered.

On July 7, 2003, the Board of Directors of the Company voted to adopt an Amendment to the Rights Agreement, which renders the Rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 7, 2003, by and among the Company, EMC Corporation, a Massachusetts corporation, and Eclipse Merger Corporation, a Delaware corporation.

Item 2.  Exhibits.

4.1	Rights Agreement, dated as of May 23, 1997, between the Company and Harris Trust and Savings Bank, including the Certificate of Designation of Series A Junior Participating Preferred Stock, Form of Right Certificate and Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C, respectively.*

4.2	Amendment to Rights Agreement, dated as of July 7, 2003, between the Company and Harris Trust and Savings Bank.

*	Incorporated by reference from the Form 8-A filed on May 30, 1997 – Commission file number 000-26130

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LEGATO SYSTEMS, INC.

Date: July 7, 2003	By:	/s/ Andrew J. Brown
	Name:	Andrew J. Brown
	Title:	Chief Financial Officer

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